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                                                                  Exhibit 5


[LETTERHEAD]



                                          November 14, 1996





The Historic Bellefonte Brewery, Inc.
P.O. Box 389
Bellefonte, PA 16823



Gentlemen:



     We have acted as your counsel in connection with the proposed sale of a minimum of 500,000 shares and a maximum of 1,250,000 shares of common stock, no par value per share (the "Common Stock"), all of which are to be sold by you, pursuant to the Registration Statement on Form SB-2, as amended (Registration No. 333-5013), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.


     In this connection, we have examined and relied upon such corporate records and other documents, instruments and certificates and have made such other investigation as we deemed appropriate as basis for the opinion set forth below.



     Based upon the foregoing and assuming that the Registration Statement becomes effective, we are of the opinion that the shares of Common Stock to be sold by you have been duly authorized and, when duly executed, delivered and paid for, will be duly and validly issued, fully paid and nonassessable.



     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part thereof.



                                          Very truly yours,